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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Devon Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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SEC 1913 (11-01)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 28, 2006

Notice of 2006 Annual Meeting of Stockholders And Proxy Statement Wednesday, June 7, 2006 8:00 a.m. (local time) Third Floor Chase Tower 100 North Broadway Oklahoma City, Oklahoma	Dear Devon Stockholder,
The 2006 Annual Meeting of Stockholders of Devon Energy Corporation will be held on Wednesday, June 7, 2006, on the Third Floor of Chase Tower, 100 North Broadway, Oklahoma City, Oklahoma at 8:00 a.m. (local time). The Annual Meeting will focus on the formal items of business announced in the Notice of the 2006 Annual Meeting and a report will be presented on Devon’s operations during 2005.
Whether or not you plan to attend the Annual Meeting, please vote your proxy for your stock ownership. Your vote is important and you are encouraged to vote your proxy promptly. You may vote your shares via a toll-free telephone number or over the Internet, or you may sign, date and mail the enclosed proxy card in the envelope provided. Instructions regarding all three methods of voting are contained on the proxy card.
                                 Sincerely,

                                 J. Larry Nichols
                                 Chairman of the Board and
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 7, 2006
DEVON ENERGY CORPORATION

Time	8:00 a.m. (local time) on Wednesday, June 7, 2006

Place	Chase Tower Third Floor 100 North Broadway Oklahoma City, Oklahoma

Items of Business	• To elect four Directors for terms expiring in the year 2009;

• To ratify the appointment of the independent auditors for 2006;

• To consider and vote on the Amendment to the Devon Energy Corporation 2005 Long-Term Incentive Plan; and

• To transact such other business as may properly come before the meeting or any adjournments of the meeting.

Who Can Vote	Stockholders of record at the close of business on April 10, 2006 are entitled to notice of and to vote at the meeting. You may examine a complete list of stockholders entitled to vote at the meeting during normal business hours for the 10 days prior to the meeting at our offices and at the meeting.
IMPORTANT
Your proxy is important to assure a quorum at the meeting. Whether or not you expect to attend the meeting, please vote in any one of the following ways:

•	call the toll-free number listed on the proxy card;
•	log on to http://proxy.georgeson.com; or
•	mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.
Please note that all votes cast via telephone or the Internet must be cast before 8:00 p.m. Central Daylight Time on Tuesday, June 6, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

Oklahoma City, Oklahoma	Janice A. Dobbs
April 28, 2006	Corporate Secretary and Manager – Corporate Governance

i

Proxy Statement
for the
Annual Meeting Of Stockholders
To Be Held On June 7, 2006
Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102
We are furnishing you this Proxy Statement in connection with the solicitation of proxies by our Board of Directors to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Wednesday, June 7, 2006 at 8:00 a.m. (local time). We are first sending this Proxy Statement to our stockholders on or about April 28, 2006.
All references in this Proxy Statement to we, our, us, the Company or Devon refer to Devon Energy Corporation, including our predecessors and subsidiary corporations.
ABOUT THE ANNUAL MEETING
What is the purpose of the Annual Meeting?
At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting in this Proxy Statement, including the election of Directors, ratification of the Company’s independent auditors and consideration of an amendment to the Company’s long-term incentive plan.
Who is entitled to vote?
Stockholders as of the close of business on April 10, 2006 (the “Record Date”) are eligible to vote their shares. As of the Record Date, there were 440,010,680 shares of Devon common stock outstanding. Each share of common stock is entitled to one vote at the meeting.
How do I vote?
Other than attending the meeting and casting your vote in person, you may:

•	Dial the toll-free number listed on the enclosed proxy card or voting instruction form from the United States or Canada. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. Telephone voting facilities for stockholders of record will be available 24 hours a day, and will close at 8:00 p.m. Central Daylight Time on June 6, 2006; or

•	Go to the following website on the Internet: http://proxy.georgeson.com. As with telephone voting, simply follow the instructions on the screen and you can confirm that your instructions have been properly recorded. If you vote on the Internet, you can request electronic delivery of future proxy materials. Internet voting facilities for stockholders of record will be available 24 hours a day, and will close at 8:00 p.m. Central Daylight Time on June 6, 2006; or

•	Mark your selection on the enclosed proxy card, date and sign the card, and return the card in the pre-addressed, postage-paid envelope provided.

If I vote by telephone or Internet, do I need to return my proxy card?
No.
How do I vote the shares held in my 401(k) Plan?
If you are a current employee participating in the Devon Energy Incentive Savings Plan (the “Plan”), please follow the instructions you received via email from Devon’s proxy solicitor, Georgeson Shareholder Communications Inc. (“Georgeson”).
If you are a former employee participating in the Plan and have shares of Devon common stock credited to your Plan account as of the record date, such shares are shown on the enclosed proxy card. You have the right to direct Fidelity Management Trust Company (the “Plan Trustee”) regarding how to vote those shares.
The Plan Trustee will vote your account shares in the Plan account in accordance with your instructions. If you do not send instructions (by voting your shares as provided above in “How do I vote?”) or if your proxy card is not received by June 5, 2006, the shares credited to your account will be voted by the Trustee in the same proportion as it votes shares for which it did receive timely instructions.
Will each stockholder in our household receive a Proxy Statement and Annual Report?
No. Only one Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless you notified us to the contrary. Any stockholder at a shared address to which a single copy of the Proxy Statement and Annual Report has been sent who would like an additional copy of this Proxy Statement and Annual Report or future copies of Proxy Statements and Annual Reports may write Devon Energy Corporation, Attention: Corporate Secretary, 20 North Broadway, Oklahoma City, Oklahoma 73102, email: janice.dobbs@dvn.com or call 405-235-3611.
What is the difference between voting via telephone or the Internet or returning a proxy card versus voting in person?
Voting by proxy, regardless of whether it is via telephone or the Internet or by returning your proxy card by mail, appoints J. Larry Nichols, John Richels and Marian J. Moon as your proxies. They will be required to vote on the proposal exactly as you specified. However, if any other matter requiring a stockholder vote is properly raised at the meeting and you are not present to cast your vote, then Messrs. Nichols and Richels and Ms. Moon are authorized to use their discretion to vote on the issues on your behalf.
How does discretionary authority apply?
If you sign your proxy card, but do not make any selections, you give authority to Messrs. Nichols and Richels and Ms. Moon to vote on the proposals and any other matter that may arise at the Annual Meeting.
If I vote via telephone or the Internet or by mailing my proxy card, may I still attend the meeting?
Yes.
What if I want to change my vote?
You can revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the meeting, or by filing a written revocation with Devon’s Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.
Is my vote confidential?
Yes, only Georgeson and certain employees of Devon will have access to voting information submitted by registered or beneficial stockholders. Georgeson will also act as our inspector of election. All comments will remain confidential, unless you ask that your name be disclosed.
In addition, special procedures have been established to maintain the confidentiality of shares voted in the Company’s 401(k) Plan. No employee of Devon will have access to voting information for shares in the 401(k) Plan.
Who will count the votes?
Georgeson will tabulate the votes.
What does it mean if I get more than one proxy card?
Your shares are probably registered differently or are in more than one account. Vote all proxy cards to ensure that all your shares are voted. Contact our transfer agent, American Stock Transfer & Trust Company, to have your accounts registered in the same name and address.
How many shares of stock are outstanding and entitled to vote at the Devon Annual Meeting?
As of the Record Date, there were 440,010,680 shares of Devon common stock outstanding.
What constitutes a quorum?
A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or the Internet or by returning your proxy card, you will be considered part of the quorum. The inspector of election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.
How many votes will be required to approve a proposal?
Election of Directors at the meeting will be by a plurality of votes cast at the meeting. Votes may be cast in favor of the election of each Director nominee or withheld.
Our Corporate Governance Guidelines contain a majority voting policy which provides that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit his or her offer of resignation to the Governance Committee within 90 days from the date of the election. The Governance Committee shall consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation.
With respect to other matters, the affirmative vote of the holders of a majority of the shares, present in person or by proxy and entitled to vote at the meeting is required to take any other action.
Shares cannot be voted at the meeting unless the holder of record is present in person or by proxy.
Can brokers who hold shares in street name vote those shares with respect to the election of Directors if they have received no instructions?
We believe that brokers that are member firms of the New York Stock Exchange (the “NYSE”), and who hold common stock in street name for customers, but have not received instructions from a beneficial owner, have the authority under the rules of the NYSE to vote those shares with respect to the election of Directors.
How will you treat abstentions and broker non-votes?
We will (i) count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) treat abstentions as votes not cast but as shares represented at the meeting for determining results on actions requiring a majority of shares present and entitled to vote at the meeting; (iii) not consider broker non-votes for determining actions requiring a majority of shares present and entitled to vote at the meeting; and (iv) consider neither abstentions nor broker non-votes in determining results of plurality votes.
Who pays the solicitation expenses?
The Company will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our Directors, officers or regular employees, none of whom will receive additional compensation therefor. We have also retained Georgeson to assist in the solicitation of proxies at an estimated cost of $9,000, plus reasonable expenses. Those holding shares of common stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.
Where can I find the voting results of the meeting?
We will announce voting results at the meeting, and we will publish final results in our quarterly report on Form 10-Q for the second quarter of 2006. We will file that report with the United States Securities and Exchange Commission. You can get

a copy of this and other reports free of charge on the Company’s website at www.devonenergy.com, or by contacting either our Investor Relations Department at 405-552-4570 or the United States Securities and Exchange Commission at 1-800-732-0330 or www.sec.gov.
Will your independent auditors be available to respond to stockholder questions?
Yes. The Audit Committee of the Board of Directors has selected KPMG LLP to serve as our independent auditors for the fiscal year ending December 31, 2006. Representatives of KPMG LLP are expected to be present at the meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to stockholder questions.
Where can I reach you?
Our mailing address is:
     Devon Energy Corporation
     20 North Broadway
     Oklahoma City, Oklahoma 73102
Our telephone number is:
     405-235-3611
YOUR PROXY VOTE IS IMPORTANT. REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOU ARE ASKED TO VOTE BY USING THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE PROXY CARD; THE INTERNET WEBSITE SHOWN ON THE PROXY CARD; OR BY RETURNING THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM.

AGENDA ITEM 1. ELECTION OF DIRECTORS
Pursuant to provisions of our Restated Certificate of Incorporation and Bylaws, the Board of Directors shall consist of not less than three nor more than 20 Directors. Currently, the Board is comprised of nine Directors. Our Restated Certificate of Incorporation and Bylaws provide for three classes of Directors. These three classes of Directors serve staggered three-year terms, with Class I having three Directors, Class II having four Directors and Class III having two Directors.
The Board of Directors has nominated Robert L. Howard, Michael M. Kanovsky, J. Todd Mitchell and J. Larry Nichols for re-election as Directors for terms expiring at the Annual Meeting in the year 2009, and, in each case, until their successors are elected and qualified. The four nominees are presently Directors whose terms expire at the meeting. Other Directors who are remaining on the Board of Directors will continue in office in accordance with their previous elections until the expiration of their terms at the 2007 or 2008 Annual Meeting, as the case may be.
The Board of Directors recommends a vote “FOR” each of the nominees for election to the Board of Directors.
It is the intention of the persons named in the proxy to vote proxies “FOR” the election of the four nominees. In the event that any of the nominees should fail to stand for election, the persons named in the proxy intend to vote for substitute nominees designated by the Board of Directors, unless the Board of Directors reduces the number of Directors to be elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.
Nominees for Re-Election as Directors for Terms Expiring in 2009

Robert L. Howard
Director since 2003
Reserves Committee Chairman

Mr. Howard, age 69, retired in 1995 from his position as Vice President of Domestic Operations, Exploration and Production of Shell Oil Company. He served as a Director of Ocean Energy, Inc. from 1996 to 2003. Mr. Howard is also a Director of Southwestern Energy Company and McDermott International Incorporated.
Michael M. Kanovsky
Director since 1998

Mr. Kanovsky, age 57, was a co-founder of Northstar Energy Corporation and served on Northstar’s Board of Directors from 1982 to 1998. He is President of Sky Energy Corporation, a private corporation. Mr. Kanovsky currently serves as a Director of Accrete Energy Inc., ARC Resources Ltd., Bonavista Petroleum Ltd., Pure Technologies Ltd. and TransAlta Corporation.
J. Todd Mitchell
Director since 2002

Mr. Mitchell, age 47, has served as President of GPM, Inc., a family-owned investment company, since 1998. He has also served as President of Dolomite Resources, Inc., a privately owned mineral exploration and investments company, since 1987 and as Chairman of Rock Solid Images, a privately owned seismic data analysis software company, since 1998. Mr. Mitchell served on the Board of Directors of Mitchell Energy & Development Corp. from 1993 to 2002.

J. Larry Nichols
Director since 1971
Chairman of the Board
Dividend Committee Chairman

Mr. Nichols, age 63, is a co-founder of Devon. He was named Chairman of the Board of Directors in 2000. He served as President from 1976 until 2003 and has served as Chief Executive Officer since 1980. Mr. Nichols serves as a Director of Baker Hughes Incorporated. Mr. Nichols has a Bachelor of Science degree in Geology from Princeton University and a Law degree from the University of Michigan.
Directors Whose Terms Expire in 2008

John A. Hill
Director since 2000
Governance Committee Chairman

Mr. Hill, age 64, has been with First Reserve Corporation, an oil and gas investment management company, since 1983 and is currently its Vice Chairman and Managing Director. Prior to creating First Reserve Corporation, Mr. Hill was President and Chief Executive Officer of several investment banking and asset management companies and served as the Deputy Administrator of the Federal Energy Administration during the Ford administration. Mr. Hill is Chairman of the Board of Trustees of the Putnam Funds in Boston, a Trustee of Sarah Lawrence College, and a Director of TransMontaigne Inc. and various companies controlled by First Reserve Corporation.
William J. Johnson
Director since 1999

Mr. Johnson, age 71, has been a private consultant to the oil and gas industry since 1994. He is President and a Director of JonLoc Inc., an oil and gas company of which he and his family are the only stockholders. Mr. Johnson has served as a Director of Tesoro Petroleum Corp. since 1996. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a Director of Apache Corporation.
Directors Whose Terms Expire in 2007

Thomas F. Ferguson
Director since 1982
Audit Committee Chairman

Mr. Ferguson, age 69, retired in 2005 from his position as Managing Director of United Gulf Management Ltd., a wholly-owned subsidiary of Kuwait Investment Projects Company KSC. He has represented Kuwait Investment Projects Company on the boards of various companies in which it invests, including Baltic Transit Bank in Latvia and Tunis International Bank in Tunisia. Mr. Ferguson is a Canadian qualified Certified General Accountant and was formerly employed by the Economist Intelligence Unit of London as a financial consultant.
Peter J. Fluor
Director since 2003

Mr. Fluor, age 58, has been Chairman and Chief Executive Officer of Texas Crude Energy, Inc., a private oil and gas company, since January 2001. From 1997 through 2000, Mr. Fluor was President and Chief Executive Officer of Texas Crude Energy, Inc. Mr. Fluor served as a Director of Ocean Energy, Inc. from 1980 to 2003. He also serves as Lead Independent Director of Fluor Corporation and is a Director of Cooper Cameron Corporation.

David M. Gavrin
Director since 1979
Compensation Committee Chairman
and Lead Director

Mr. Gavrin, age 71, has been a private investor since 1989 and is currently a Director and Chairman of the Board of MetBank Holding Corp. He is also a Director of Arthur J. Gavrin Foundation, Inc. From 1978 to 1988 he was a General Partner of Windcrest Partners, a private investment partnership in New York City and, for 14 years prior to that, he was an Officer of Drexel Burnham Lambert Incorporated.
Chairman Emeritus
John W. Nichols
Director 1971-1999

Mr. Nichols, age 91, is one of Devon’s co-founders. He was named Chairman Emeritus in 1999. Mr. Nichols was Chairman of our Board of Directors when we began operations in 1971 and continued in this capacity until 1999. He is a founding partner of Blackwood & Nichols Co., which developed the conventional reserves in the Northeast Blanco Unit of the San Juan Basin. Mr. Nichols is a non-practicing Certified Public Accountant.

CORPORATE GOVERNANCE
Board of Directors Information
Our Board of Directors met five times in 2005. All Directors attended 75 percent or more of the total meetings of the Board of Directors and Committees on which they served. Devon’s policy requires that a majority of the Directors be in attendance at the annual meetings of stockholders. All Directors attended the 2005 Annual Meeting.
The Board is governed by the laws of the State of Delaware, the Company’s Certificate of Incorporation as restated on March 7, 2005, Bylaws, Corporate Governance Guidelines, charters of the Board’s standing committees and various federal laws. Copies of the following governance documents are available on the Company’s website at www.devonenergy.com and are available in print to any stockholder upon request:

•	Certificate of Incorporation
•	Bylaws
•	Corporate Governance Guidelines
•	Code of Business Conduct and Ethics
•	Code of Ethics for the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and Chief Accounting Officer (CAO)
Amendments to and waivers from any provision of the Code of Ethics will be posted on the foregoing website.
Also, on the Devon website is information on Environmental, Health and Safety programs, including the Corporate Global Climate Change Position and Strategy.
Director Compensation
All Directors are reimbursed travel expenses, lodging and out-of-pocket expenses incurred in connection with service on the Board.
Non-management Directors of Devon receive:

•	an annual retainer of $50,000, payable quarterly.

•	$2,000 for each Board meeting attended. Directors participating in a telephonic Board meeting receive a fee of $1,000.

•	an additional $10,000 per year for each Director serving as Chairman of the Compensation Committee, the Governance Committee and the Reserves Committee of the Board.

•	an additional $15,000 per year for the Director serving as Chairman of the Audit Committee of the Board.

•	an additional $2,000 per year for all Audit Committee members.

•	$2,000 for each Committee meeting attended. Directors participating in a telephonic Committee meeting receive a fee of $1,000.

•	an annual grant of 3,000 stock options.

•	an annual award of 2,000 shares of restricted stock.
Stock awards to Non-Management Directors are granted immediately following each Annual Meeting of Stockholders. Stock options are granted at an exercise price equal to the fair market value of the common stock on that date. Unexercised stock options will expire eight years from the date of grant. Restricted stock awards vest 25 percent on each anniversary of the date of grant. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

Committees
The Board of Directors has standing committees consisting of an Audit Committee, a Compensation Committee, a Dividend Committee, a Governance Committee and a Reserves Committee. The table below shows the current membership of each committee of the Board, each committee’s functions, and the number of meetings each committee held in 2005.

		Number of
		Meetings
Committee and Members	Functions of Committee	in 2005

Audit Thomas F. Ferguson(1),(2) Michael M. Kanovsky J. Todd Mitchell	• Appoints the Company’s independent auditors • Approves the nature and scope of services performed by the independent auditors and reviews the range of fees for such services • Confers with the independent auditors and reviews the results of their audits • Oversees the Company’s annual evaluation of the effectiveness of internal control over financial reporting • Oversees the Company’s internal audit function • Provides assistance to the Board of Directors with respect to corporate disclosure and reporting practices	8

Compensation David M. Gavrin(1) Peter J. Fluor Robert L. Howard	• Determines the nature and amount of compensation of executive officers who are also directors • Provides guidance to the CEO regarding the nature and amount of compensation of executive officers who are not directors • Determines the amount and terms of stock awards granted to employees • Provides guidance and makes recommendations to management regarding employee benefit programs • Administers long-term incentive plans	7

Dividend J. Larry Nichols(1)	• Declares or refrains from declaring dividends from time to time upon the outstanding shares of the Company within guidelines established by the Board of Directors	4	(3)

Governance John A. Hill(1) William J. Johnson Michael M. Kanovsky	• Recommends to the Board of Directors, prior to each Annual Meeting of Stockholders, a slate of nominees for election or re- election as Directors by the stockholders at the Annual Meeting
• Reviews the nature and amount of director compensation and makes recommendations to the full Board of Directors concerning changes
• Recommends to the Board of Directors nominees to fill vacancies as they occur
• Considers nominees recommended by stockholders
	• Oversees the corporate governance of the Company, including the development, recommendation and annual review of Corporate Governance Guidelines for the Company	3

		Number of
		Meetings
Committee and Members	Functions of Committee	in 2005

Reserves Committee Robert L. Howard(1) William J. Johnson J. Todd Mitchell	• Reviews and evaluates the Company’s consolidated petroleum and natural gas reserves • Oversees the integrity of the Company’s reserves evaluation and reporting system • Oversees the Company’s legal and regulatory compliance related to reserves evaluation, preparation and disclosure • Verifies qualifications and independence of the Company’s independent engineering consultants • Verifies adequate performance of the Company’s independent engineering consultants • Reviews business practices and ethical standards of the Company in relation to the preparation and disclosure of reserves	2

(1)	Chairperson
(2)	Audit Committee Financial Expert
(3)	By written consent

Director Independence
The Company’s Corporate Governance Guidelines, including a definition of director independence, complies with the NYSE listing standards. The full text of the guidelines may be found on the Company’s website at www.devonenergy.com.
Pursuant to the Company’s guidelines, the Board considered transactions and relationships between each Director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board affirmatively determined that each of the current Directors, with the exception of the sole management Director, J. Larry Nichols, has no material relationship with Devon that would interfere with the exercise of independent judgment and, therefore, is independent under the Company’s guidelines and the listing standards of the NYSE. The Board did note that the father of Director J. Todd Mitchell owns indirectly a majority interest in a company whose services Devon utilizes. However, the Board determined that this relationship was not material to Devon, the Director or to the other company. See “Related Party Transactions”.
Lead Director
The Board has a Lead Director whose primary responsibility is to preside over executive sessions of the Board in which management Directors and other members of management do not participate. The Lead Director also performs other duties that the Board may from time to time delegate to assist the Board in the fulfillment of its responsibilities.
In 2005, following the retirement of Director Michael E. Gellert, the Board designated David M. Gavrin to serve as Lead Director until his successor is named.
Director Communication
Any stockholder or other interested party may contact the Company’s Lead Director or any of the Non-Management Directors by (i) U.S. mail to Lead Director or to Non-Management Directors, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102; (ii) calling Devon’s Non-Management Director access line 866-888-6179; or (iii) sending an email to nonmanagement.directors@dvn.com. J. Larry Nichols, the sole management Director may be contacted by (i) U.S. mail to J. Larry Nichols, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102; (ii) contacting the Office of the Corporate Secretary at 405-235-3611; or (iii) sending an email to larry.nichols@dvn.com. All calls or correspondence are anonymous and confidential. All such communications, other than advertisements or commercial solicitations, will be forwarded to the appropriate Director(s) for review.

GOVERNANCE COMMITTEE REPORT
The Governance Committee is responsible for proposing qualified candidates to fill vacancies on the Board of Directors. The Committee will review with the Board any special director qualifications, taking into account the composition and skills of the entire Board. The Committee will consider nominees recommended by stockholders and give appropriate consideration in the same manner as given to other nominees. Stockholders who wish to submit director nominees for election at our 2007 Annual Meeting of Stockholders may do so by submitting in writing such nominee’s name in compliance with the procedures, along with the other information required by our Bylaws, to the Governance Committee of the Board of Directors, Attention: Chairman, c/o Office of the Corporate Secretary, Devon Energy Corporation, 20 North Broadway, Oklahoma City, Oklahoma 73102. The Board will take reasonable steps to ensure that a diverse group of qualified persons are in the pool from which the Board member nominees are chosen. The Governance Committee may, at its discretion, seek third-party resources to assist in the process and will make final director candidate recommendations to the Board. The basic qualifications the Committee looks for in director candidates, which are identified in our Corporate Governance Guidelines, are:

•	independence;

•	high ethical standards and integrity;

•	willingness to act on and remain accountable for boardroom decisions;

•	high intelligence and wisdom that can be applied to decision-making;

•	ability to communicate persuasively; and

•	a history of achievement that reflects high standards.
Following election to the Board, the Corporate Governance Guidelines provide for:

•	mandatory retirement at the Annual Meeting following the 73rd birthday of a Director;

•	a recommendation that a director not serve on more than five public company boards in addition to serving on the Devon Board;

•	majority voting which requires a nominee for Director in an uncontested election to submit an offer of resignation to the Governance Committee within 90 days of the date of the election if the Director receives a greater number of “withheld” votes than “for” votes. The Governance Committee shall consider all of the relevant facts and circumstances and recommend to the full Board the action to be taken with respect to the offer to resign; and

•	approval of the Governance Committee to serve as a director, officer or employee of a competitor of Devon.
The Governance Committee also plays a leadership role in shaping Devon’s corporate governance. It undertakes an annual corporate governance self-assessment, consisting of a thorough review of Devon’s corporate governance practices. The Committee reviews Devon’s practices and best practices followed by other companies. The goal is to maintain a corporate governance framework for Devon that is effective and functional and that adequately and fully addresses the interests of the Company’s stakeholders. The Committee determined that Devon operates under many best corporate governance practices. The Committee may from time to time recommend enhanced corporate governance standards to the Board. The Board voted to approve these standards which are reflected in:

•	the Corporate Governance Guidelines;

•	the charters for the Board’s Audit, Compensation, Governance and Reserves Committees; and

•	an expanded Code of Business Conduct and Ethics for all Directors, officers and employees.
These documents, along with the Committee’s written charter as amended and approved by the Board in 2005, implement and strengthen Devon’s corporate governance practices. They are available on Devon’s website at www.devonenergy.com.
The Committee intends to continue to require an annual evaluation of the effectiveness of the Board and its Committees. In addition, each Board member completes an annual self-assessment of his performance and effectiveness on the Board.

With Devon’s fundamental corporate governance practices firmly in place, the Committee is prepared to respond quickly to new regulatory requirements and emerging best practices. The Committee intends to continue the self-assessment process and its work will be updated periodically to enable Devon to maintain its position at the forefront of corporate governance best practices.
John A. Hill, Chairman
Michael M. Kanovsky
William J. Johnson

AUDIT COMMITTEE REPORT
The Board of Directors maintains an Audit Committee which in 2005 was comprised of three outside Directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the NYSE that govern audit committee composition, including the requirement that audit committee members all be independent directors as that term is defined under NYSE rules. The Audit Committee operates under a written charter approved by the Board of Directors. The charter is available on Devon’s website at www.devonenergy.com.
The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the preparation of the financial statements and the establishment and maintenance of the system of internal controls. This system is designed to provide reasonable assurance regarding the achievement of objectives in the areas of reliability of financial reporting, effectiveness and efficiency of operations and compliance with applicable laws and regulations. In fulfilling its oversight responsibilities, the Audit Committee reviewed with management internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board, and the audited financial statements in the Annual Report. This review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
In fulfilling its duties in the 2005 fiscal year, the Audit Committee completed each of the following:

•	reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States of America and our assessment and the effectiveness of our internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of our accounting principles and other matters;

•	discussed with the independent auditors other matters under generally accepted auditing standards, including Statement on Auditing Standards No. 61, Communications with Audit Committee;

•	discussed with the independent auditors the auditors’ independence from management, including the matters in the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1;

•	discussed with our independent auditors the overall scope and plans for their audit; and

•	met with the independent auditors, with and without management present, to discuss the results of their audit and the overall quality of our financial reporting.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the United States Securities and Exchange Commission. The Audit Committee has approved KPMG LLP as our independent auditors for the fiscal year ending December 31, 2006.
Thomas F. Ferguson, Chairman
Michael M. Kanovsky
J. Todd Mitchell

Independent Auditors’ Fees
Under the terms of its charter, the Audit Committee approves fees paid by Devon to our independent auditors. For the fiscal years ended December 31, 2005 and December 31, 2004, we paid the following fees to KPMG LLP:

	2005	2004

Audit fees	$2,904,000	$3,066,500
Audit related fees	$375,000	$362,051
Tax fees	$274,000	$386,476
All other fees	—	—
Audit fees included services for the audits of the financial statements and management’s assessment and the effectiveness of the Company’s internal controls over financial reporting. Audit related fees consisted principally of audits of financial statements of employee benefit plans and certain affiliates and subsidiaries and certain accounting consultation. Tax fees consisted of tax compliance and tax consulting fees. The Audit Committee has considered whether the provisions of audit related services and tax services are compatible with maintaining KPMG LLP’s independence and determined the auditors’ independence is not impaired.
Audit Committee Pre-Approval Policies and Procedures
The 2005 and 2004 audit and non-audit services provided by KPMG LLP were approved by the Audit Committee. The non-audit services which were approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditors’ independence.
The Audit Committee implemented pre-approval policies and procedures related to the provision of audit and non-audit services. Under these procedures, the Audit Committee pre-approves both the type of services to be provided by KPMG LLP and the estimated fees related to these services. During the approval process, the Audit Committee considers the impact of the types of services and the related fees on the independence of the auditors. The services and fees must be deemed compatible with the maintenance of the auditors’ independence, including compliance with United States Securities and Exchange Commission rules and regulations.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee operates under a written charter that was approved by the Board in 2003. The charter may be viewed on the Devon website at www.devonenergy.com.
The Compensation Committee establishes the general compensation policies of the Company and the specific compensation levels for the CEO. With regard to compensation of executive officers other than the CEO, the Committee and the CEO, in consultation, determine their compensation.
Compensation Philosophy
The executive compensation program is intended to reflect a pay-for-performance culture and closely align the interests of the executives of the Company with the interests of the Company’s stockholders. The Committee’s goals in setting executive compensation are to:

•	motivate, reward and retain management talent who support the Company’s goals of increasing shareholder value on both an absolute and per share basis;

•	provide the opportunity for the CEO and other executive officers to earn total cash compensation, based on performance, which is competitive with similarly situated executives of peer group public companies within the oil and gas industry. This includes setting base salaries at or slightly above the median and providing the opportunity to earn above median short- and long-term incentive compensation when performance warrants; and

•	tie a significant portion of the complete compensation package to the Company’s success in achieving long-term growth in per share earnings, cash flow, reserves, production and stock price.
Program Overview
The elements of the executive compensation program in 2005 consisted of (i) base salaries, (ii) annual cash incentive payments under the annual incentive plan, (iii) long-term incentives in the form of stock options and restricted stock grants, and (iv) employee benefits. The mix of compensation for executive officers is weighted more heavily toward performance-based incentives rather than base salaries.
Base Salary. A competitive base salary is considered vital to support the continuity of management and is consistent with the long-term nature of the oil and gas business. The Committee believes that the base salaries of the executive officers should be similar to the base salaries of executive officers of similar companies within the oil and gas industry with whom Devon competes for executive personnel.
In December 2004, the Committee reviewed market data for cash compensation and long-term incentive awards for all of the senior officers prepared for the Committee’s use by an independent consulting firm. The consultant’s analysis was based on data from a peer group comprised of eight oil and gas companies that were similar to Devon in terms of revenues and market capitalization. The companies in the peer group are included in the industry group index found in the Performance Graph included in this Proxy Statement. The independent consultant’s analysis revealed that the base compensation of the CEO was slightly above the market median salaries for the eight companies in the independent consultant’s group. As a result of this finding, the Committee decided to maintain the base salary of the CEO at the same level for 2005, consistent with the Company’s compensation philosophy.
The Committee advised the CEO that a similar process, using the information from the independent survey, should be used in evaluating the base salaries of the other executive officers of the Company. As a result, the base salaries of the other named executive officers were maintained at the 2004 level for 2005, consistent with the Company’s compensation philosophy.
Annual Cash Bonuses. The Committee believes that the officers’ cash bonuses should be tied to Devon’s success in achieving its corporate goals and budgets and in positioning the Company for long-term growth. The Company’s approach in administering its annual incentive program is non-formulaic. That is, specific targets for individual performance measures include both objective and subjective measures. The Committee takes into consideration the Company’s progress toward meeting its key performance goals, which include not only financial and operating performance goals, but also goals in the areas of stakeholder relations, business process improvement and employee development, in order to position the Company for long-term, enduring stockholder returns. In addition to evaluating the degree of attainment of these goals, the Committee assesses the Company’s accomplishments against the Company’s historical performance and in the context of the broader industry trends.
The Committee has had numerous discussions of the relative merits of its present non-formulaic approach to executive compensation versus a formula-based approach and has concluded that the present approach has been successful, has resulted in an effective, focused management team and has provided the necessary flexibility to appropriately incentivize the management team in changing market and industry conditions. The Committee will continue to evaluate this approach and will make changes as it deems necessary to appropriately link executive compensation with Company performance.
Cash bonuses for 2005 were set at a December 2005 Committee meeting. In setting the cash bonus for the CEO for 2005 the Committee reviewed the corporate goals established by the Company’s management for 2005 and management’s success in achieving those goals. The Committee concluded that the CEO and other senior executives had been very successful in achieving the internal goals of the Company for 2005, had delivered improved year over year financial and operating results, and had delivered improved year over year results in relation to the peer group. The Committee also referred to an analysis of compensation data from a peer group comprised of eight oil and gas companies that were similar to Devon in terms of revenues and market capitalization. This analysis was prepared by an independent consultant for the Committee. The independent consultant’s data, which included cash bonuses paid for 2004, revealed that the Company’s CEO and other executive officers’ cash bonuses for 2004 were above the median for the peer group for 2004. Based upon their analysis of results for 2005 and a review of the market data, the Committee determined that the senior executives of the Company had achieved results that were comparable to the excellent results for 2004 and that they had made additional significant strides in positioning the Company for long-term, sustained growth. Based upon this analysis the Committee awarded the CEO a cash bonus of $2,200,000 to recognize the Company’s sustained high performance for 2005 and its future growth opportunities.
Similar criteria were used in establishing cash bonuses for the other executive officers.
Long-Term Incentives. A key component of the Company’s compensation philosophy is to reward key management and professional employees for long-term strategic management practices and enhancement of stockholder value with long-term incentives. The Committee uses a combination of stock options and restricted stock to provide the motivation and reward for achievement of that long-term stockholder value.
The Committee has established long-term incentive targets for each level of responsibility within the Company. The Committee may consider corporate financial performance in determining the number of stock options and restricted stock awards to grant. The Committee encourages executives to maintain ownership of Company stock and/or to hold unexercised options after vesting, although no specific ownership criteria have been adopted.
The Committee considered long-term incentive awards at its meeting in December 2005. At this meeting, the Committee reviewed information from the independent survey data prepared by an independent consultant. The survey data revealed that the value of the CEO’s long-term incentive awards for 2004 was materially lower than the market median for other CEOs in the survey group. As a result, the CEO’s long-term incentive awards were increased significantly, with approximately one-half of that value delivered in the form of stock options and one-half in the form of restricted stock. The number of shares of restricted stock was determined using the current share price and the number of shares of stock options was determined using an option valuation model.
The Committee’s review of long-term incentive awards for the other senior officers revealed that the value of their long-term incentive awards for 2004 were generally at or above the median for the peer group. Based on this information the Committee maintained the dollar value of the long-term incentives for the senior officers at the 2004 level.

The restricted stock awards vest ratably over a four-year period beginning on the first anniversary of the grant. The stock options are granted at an option price equal to the fair market value of the common stock on the grant date and vest 20 percent on the date of grant and 20 percent annually on each of the next four anniversary dates of the original grant. The ultimate value of the awards will depend on the continued success of the Company, thereby creating a continuing incentive for executive officers to perform long after the initial grant.
Run Rate and Dilution Management
The Committee generally seeks to award no more than two percent of the outstanding shares in any one year. The number of shares awarded in December 2005, including restricted stock awards and shares under option, was 0.88 percent of the outstanding shares. As of December 31, 2005 there were 16,732,203 shares under option (including options on 2,824,300 shares granted by PennzEnergy Company, Santa Fe Snyder Corporation, Mitchell Energy & Development Corp. and Ocean Energy, Inc. that were assumed by Devon) and 26,349,645 shares available for grants of stock awards from the 2005 Long-Term Incentive Plan. The shares under option and shares available for future grant were 3.8 percent and 5.9 percent, respectively, of total shares outstanding as of year-end 2005 on a fully-diluted basis.
Perquisites and Personal Benefits
The Company provides senior executives the same benefits that it provides to all full-time employees. The Company also provides a limited amount of additional perquisites and benefits to senior executives, including the CEO and the other named executives. These perquisites and benefits consist of luncheon club memberships and, in addition to pension benefits that cover all employees, participation in the Company’s supplemental executive retirement programs. The CEO and President are also entitled to limited personal use of the corporate aircraft.
Policy on Deductibility of Compensation
Section 162(m) of the Internal Revenue Code limits the tax deduction for public companies to $1 million for compensation paid to a company’s CEO or any of the other four most highly compensated executive officers. Qualifying performance-based compensation is not subject to the deduction limit if Internal Revenue Code requirements are met. The Compensation Committee’s intent is to structure compensation awards that will be deductible without limitation where doing so will further the purpose of the Company’s executive compensation programs. The Committee may award compensation that is not deductible under Section 162(m) if it believes that such awards would be in the best interest of the Company or its stockholders.
The Committee believes that stock options granted under the Company’s long-term incentive plan would qualify as performance-based compensation. Restricted stock awards, on the other hand, do not qualify as performance-based compensation. The Committee also determined not to qualify annual cash bonus awards as performance-based compensation for exemption. This was done to provide flexibility in administering the bonus program and to optimize effectiveness by allowing the Committee to interpret results in the context of broader industry trends.
Conclusion
The Compensation Committee believes that the Company has an appropriate compensation structure that properly rewards and motivates its executive officers to build stockholder value.
David M. Gavrin, Chairman
Robert L. Howard
Peter J. Fluor
Compensation Committee Interlocks
The Compensation Committee is composed of three independent, non-employee Directors, Messrs. Gavrin, Howard and Fluor. These Directors have no interlocking relationships as defined by the United States Securities and Exchange Commission.

PRINCIPAL SECURITY OWNERSHIP
Owners of More Than Five Percent of Devon Stock
To the best of our knowledge, no person beneficially owned more than five percent of our common stock at the close of business on March 31, 2006, except as set forth below:

	Number of Shares		Percent of
Name and Address of Beneficial Owner	Beneficially Owned		Class

Capital Research and Management Company	29,377,460	(1)	6.60%
333 South Hope Street Los Angeles, CA 90071
Davis Selected Advisors, L.P.	28,679,624	(2)	6.46%
2949 East Elvira Road, Suite 101 Tucson, AZ 85706
Barclays Global Investors, NA	25,450,479	(3)	5.74%
45 Fremont Street San Francisco, CA 94105
George P. Mitchell	23,843,774	(4)	5.42%
10077 Grogan’s Mill Road, Suite 475 The Woodlands, TX 77380

(1)	Based on a 13G/ A filed February 10, 2006, Capital Research and Management Company states that it has sole voting power as to 10,741,160 shares and sole dispositive power as to 29,377,460 shares.

(2)	Based on a 13G filed February 14, 2006, Davis Selected Advisors, L.P. states that it has sole voting power and sole dispositive power as to 28,679,624 shares.

(3)	Based on a 13G dated January 31, 2006, Barclays Global Investors, NA. states that it has sole voting power as to 22,459,931 shares and sole dispositive power as to 25,450,479 shares.

(4)	Mr. Mitchell disclaims beneficial ownership of 1,196,332 of these shares which are deemed beneficially owned by Mr. Mitchell’s wife.

Directors and Executive Officers
The following table sets forth as of March 31, 2006, the number and percentage of outstanding voting shares beneficially owned by our CEO, each of our Directors, the four most highly compensated executive officers other than the CEO, and by all of our executive officers and Directors as a group.

	Number of Shares		Percent of
Name of Beneficial Owner	Beneficially Owned(1)		Class

J. Larry Nichols*	2,515,322	(2)	**
J. Todd Mitchell*	722,000	(3)	**
Darryl G. Smette	539,873	(4)	**
John Richels	398,433	(5)	**
Brian J. Jennings	378,106	(6)	**
David M. Gavrin*	223,198	(7)	**
John A. Hill*	130,630	(8)	**
Michael M. Kanovsky	113,052	(9)	**
Peter J. Fluor	88,318	(10)	**
Robert L. Howard	86,694	(11)	**
Thomas F. Ferguson	50,000	(12)	**
William J. Johnson	49,066	(13)	**
Stephen J. Hadden	79,265	(14)	**
All of our Directors and executive officers as a group (18)	5,979,925	(15)	1.36%

*	Director.

**	Less than one percent.

(1)	Shares beneficially owned includes shares of common stock and shares of common stock issuable within 60 days of March 31, 2006.

(2)	Includes 1,199,924 shares owned of record by Mr. Nichols, 85,930 shares owned of record by Mr. Nichols as Trustee of a family trust, 157,248 shares owned by Mr. Nichols’ wife, and 1,072,220 shares which are deemed beneficially owned pursuant to stock options held by Mr. Nichols.

(3)	Includes 702,000 shares acquired as a result of the merger of Mitchell Energy & Development Corp. into Devon. These shares are held by a family limited partnership, the general partner of which is a limited liability company that is owned in equal shares by the 10 adult children of George P. Mitchell and Cynthia Woods Mitchell and for which J. Todd Mitchell acts as the sole manager. The limited liability company owns a 0.1 percent general partnership interest in the partnership. Mr. & Mrs. Mitchell own a 5 percent limited partnership interest in the partnership, and the trusts for the 10 adult children of Mr. & Mrs. Mitchell (including J. Todd Mitchell) each owns a 9.49 percent limited partnership interest in the partnership. J. Todd Mitchell is the sole Trustee of each of the trusts. J. Todd Mitchell disclaims beneficial ownership of the shares of common stock referred to in this footnote except to the extent of his pecuniary interest therein. Also includes 4,000 shares owned of record by J. Todd Mitchell and the remaining 16,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Mitchell.

(4)	Includes 75,193 shares owned of record by Mr. Smette and 464,680 shares that are deemed beneficially owned pursuant to stock options held by Mr. Smette.

(5)	Includes 66,153 shares owned of record by Mr. Richels, and 332,280 shares that are deemed beneficially owned pursuant to stock options held by Mr. Richels.

(6)	Includes 68,464 shares owned of record by Mr. Jennings, 702 shares held in the Devon Energy Incentive Savings Plan and 308,940 shares that are deemed beneficially owned pursuant to stock options held by Mr. Jennings.

(7)	Includes 100,862 shares owned of record by Mr. Gavrin, 2,178 shares owned by Mr. Gavrin’s wife and 74,158 shares owned of record by Mr. Gavrin as General Partner of a family partnership. The remaining 46,000 shares are deemed beneficially owned pursuant to stock options held by Mr. Gavrin.

(8)	Includes 71,220 shares owned of record by Mr. Hill, 23,884 shares owned by a partnership in which Mr. Hill shares voting and investment power, 4,726 shares owned by Mr. Hill’s immediate family and 30,800 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hill.

(9)	Includes 6,820 shares owned of record by Mr. Kanovsky, 72,232 shares held indirectly through a family owned entity, C2SKY, Inc., and 34,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Kanovsky.

(10)	Includes 16,670 shares owned of record by Mr. Fluor, a 23,560 share interest in the OEI Outside Directors Deferred Fee Plan and 48,088 shares that are deemed beneficially owned pursuant to stock options held by Mr. Fluor.

(11)	Includes 14,142 shares owned of record by Mr. Howard, a 12,212 share interest in the OEI Outside Directors Deferred Fee Plan and 60,340 shares that are deemed beneficially owned pursuant to stock options held by Mr. Howard.

(12)	Includes 4,000 shares owned of record by Mr. Ferguson and 46,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Ferguson.

(13)	Includes 21,066 shares owned of record by Mr. Johnson and 28,000 shares that are deemed beneficially owned pursuant to stock options held by Mr. Johnson.

(14)	Includes 39,945 shares owned of record by Mr. Hadden and 39,320 shares that are deemed beneficially owned pursuant to stock options held by Mr. Hadden.

(15)	Includes 3,021,032 shares that are deemed beneficially owned pursuant to stock options held by Directors and executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Based solely upon a review of Forms 3, 4 and 5 furnished to the Company during and with respect to its most recently completed fiscal year, and any written representations of reporting persons, the Company believes that all transactions by reporting persons during 2005 were reported on a timely basis.
INFORMATION ABOUT EXECUTIVE OFFICERS
Information concerning our executive officers is set forth below. Information concerning J. Larry Nichols is set forth under the caption “Election of Directors – Nominees for Re-election as Directors for Terms Expiring in 2009.”
John Richels – President
Mr. Richels, age 55, was elected President of Devon in 2004. He previously served as a Senior Vice President of Devon Energy and President and Chief Executive Officer of Devon’s Canadian subsidiary. Mr. Richels joined Devon through its 1998 acquisition of Canadian-based Northstar Energy Corporation. Prior to joining Northstar, Mr. Richels was Managing and Chief Operating Partner of the Canadian-based national law firm, Bennett Jones. Mr. Richels previously has served as a Director of a number of publicly traded companies. He holds a bachelor’s degree in economics from York University and a law degree from the University of Windsor.
Stephen J. Hadden – Senior Vice President Exploration and Production
Mr. Hadden, age 51, was elected to the position of Senior Vice President – Exploration and Production, in July 2004. Mr. Hadden joined Texaco, now Chevron Corporation, as a field engineer in 1977, subsequently holding a series of engineering and management positions in the United States. In 2002, he became an independent consultant. Mr. Hadden received his Bachelor of Science in Chemical Engineering from Pennsylvania State University.
Brian J. Jennings – Senior Vice President Corporate Finance and Development and Chief Financial Officer
Mr. Jennings, age 45, was elected to the position of Senior Vice President – Corporate Finance and Development and Chief Financial Officer in March 2004. He served as Senior Vice President – Corporate Finance and Development from 2001 to March 2004. Mr. Jennings joined Devon in March 2000 as Vice President  – Corporate Finance. Prior to joining Devon, Mr. Jennings was a Managing Director in the Energy Investment Banking Group of PaineWebber, Inc. Mr. Jennings received his Bachelor of Science in Petroleum Engineering from the University of Texas at Austin and his Master of Business Administration from the University of Chicago’s Graduate School of Business.
Duke R. Ligon – Senior Vice President
General Counsel
Mr. Ligon, age 64, was elected to the position of Senior Vice President and General Counsel in 1999. Mr. Ligon had previously joined Devon as Vice President and General Counsel in 1997. Prior to joining Devon, Mr. Ligon practiced energy law as a partner at the law firm of Mayer, Brown & Platt (now Mayer, Brown, Rowe & Maw LLP) in New York City. Mr. Ligon holds an undergraduate degree in chemistry from Westminster College and a law degree from the University of Texas School of Law. Mr. Ligon currently serves as a Director of Security State Bank.
Marian J. Moon – Senior Vice President Administration
Ms. Moon, age 55, was elected to the position of Senior Vice President – Administration in 1999. Ms. Moon is responsible for Office Administration, Information Technology, Corporate Resources and Corporate Governance. Ms. Moon has been with Devon for 21 years serving in various capacities, including Manager of Corporate Finance and Corporate Secretary. Prior to joining Devon, Ms. Moon was employed by Amarex, Inc., an Oklahoma City-based oil and natural gas production and exploration firm, where she last served as Treasurer. Ms. Moon is a member of the Society of Corporate Secretaries & Governance Professionals. She is a graduate of Valparaiso University.
Robert A. Myers – Senior Vice President
Human Resources
Mr. Myers, age 48, was elected to the position of Senior Vice President – Human Resources, in March 2006. Prior to joining Devon, since 2003 Mr. Myers served as Senior Vice President and Chief Human Resources officer at Reebok International Ltd. From 1999 to 2002, Mr. Myers served as Executive Vice President, Human Resources of Metromedia Restaurant Group. He holds a Bachelor’s degree in Psychology and a Master’s degree in Industrial/ Organizational Psychology from the University of Nebraska at Omaha. He currently serves as Chairman of the Board of Directors of the Human Resources Planning Society.
Darryl G. Smette – Senior Vice President Marketing and Midstream
Mr. Smette, age 58, was elected to the position of Senior Vice President – Marketing and Midstream in 1999. Mr. Smette previously held the position of Vice President – Marketing and Administrative Planning since 1989. His marketing background includes 15 years with Energy Reserves Group, Inc./ BHP Petroleum (Americas), Inc. He is also an oil and gas industry instructor, approved by the University of Texas Department of Continuing Education. Mr. Smette is a member of the Oklahoma Independent Producers Association, Natural Gas Association of Oklahoma and the American Gas Association. He holds an undergraduate degree from Minot State University and a Master’s degree from Wichita State University.

EXECUTIVE COMPENSATION
Summary Compensation Table
The following table sets forth information regarding annual and long-term compensation during 2003, 2004 and 2005 for the CEO and the four most highly compensated executive officers other than the CEO, who were serving as executive officers of the Company on December 31, 2005.

					Long Term Compensation
			Annual
			Compensation		Restricted		Awards of
					Stock		Options	All Other
Name	Principal Position	Year	Salary	Bonus	Awards		(# of Shares)	Compensation

J. Larry Nichols	Chairman and CEO	2005	$1,100,000	$2,200,600	$3,598,338	(1)(2)	141,000	$158,146	(3)
	Chairman and CEO	2004	1,100,000	2,200,600	2,814,365	(1)	165,000	12,300	(4)
	Chairman and CEO	2003	800,000	1,500,600	1,057,000	(1)	120,000	12,000	(4)
John Richels	President	2005	$750,000	$1,125,600	$1,108,713	(5)(6)	43,400	$12,600	(4)
	President	2004	750,000	1,125,600	1,715,521	(5)	67,000	72,203	(7)
	Senior Vice President	2003	370,000	490,600	0		56,000	32,869	(4)
Stephen J. Hadden	Senior Vice President	2005	$500,000	$825,600	$829,875	(8)(9)	32,600	$12,600	(4)
	Senior Vice President	2004	207,700	340,300	1,085,180	(8)	68,000	180,117	(10)
Brian J. Jennings	Senior Vice President	2005	$550,000	$800,600	$936,099	(1)(11)	36,700	$64,130	(3)
	and CFO
	Senior Vice President	2004	550,000	800,600	$1,098,330	(1)	62,000	42,300	(3)
	and CFO
	Senior Vice President	2003	360,000	500,600	480,935	(1)	56,000	17,000	(3)
Darryl G. Smette	Senior Vice President	2005	$500,000	$800,600	$750,207	(1)(12)	29,400	$64,338	(3)
	Senior Vice President	2004	500,000	800,600	769,000	(1)	40,000	56,471	(3)
	Senior Vice President	2003	450,000	550,600	480,935	(1)	56,000	44,385	(3)

(1)	The value shown is based on the closing price of the Company’s common stock on the grant dates. The restricted stock awarded December 12, 2005 vests 25 percent on each grant anniversary beginning in 2006. The restricted stock awarded September 15, 2004 vests 33.3 percent on each grant anniversary beginning in 2005. The restricted stock awarded December 9, 2004 vests 25 percent on each grant anniversary beginning in 2005. The restricted stock awarded December 4, 2003 vests 25 percent on each grant anniversary beginning in 2004. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

(2)	On December 31, 2005, Mr. Nichols held 129,075 shares of restricted stock valued at $8,072,351.

(3)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and the Devon Energy Deferred Compensation Savings Plan.

(4)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan.

(5)	The value shown is based on the closing price of the Company’s common stock on the grant dates. The restricted stock awarded December 12, 2005 vests 25 percent on each grant anniversary beginning in 2006. The restricted stock awarded September 15, 2004 vests 33.3 percent on each grant anniversary beginning in 2005. The restricted stock awarded December 9, 2004 vests 25 percent on each grant anniversary beginning in 2005. The restricted stock awarded January 1, 2004 vests 25 percent on each grant anniversary beginning in 2005. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

(6)	On December 31, 2005, Mr. Richels held 49,092 shares of restricted stock valued at $3,070,214.

(7)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and relocation expenses incurred by Mr. Richels upon his relocation to the U.S. totaling $59,903.

(8)	The value shown is based on the closing price of the Company’s common stock on the grant dates. The restricted stock awarded December 12, 2005 vests 25 percent on each grant anniversary beginning in 2006. The restricted stock awarded December 9, 2004 vests 25 percent on each grant anniversary beginning in 2005. The restricted stock awarded July 31, 2004 vests 33.3 percent on each grant anniversary beginning in 2005. Cash dividends on shares of restricted stock are paid at the same times and in the same amounts as on other shares of common stock.

(9)	On December 31, 2005, Mr. Hadden held 33,567 shares of restricted stock valued at $2,099,280.

(10)	Consists of Company matching contributions to the Devon Energy Incentive Savings Plan and relocation expenses incurred by Mr. Hadden upon his employment totaling $172,848.

(11)	On December 31, 2005, Mr. Jennings held 44,617 shares of restricted stock valued at $2,790,347.

(12)	On December 31, 2005, Mr. Smette held 35,400 shares of restricted stock valued at $2,213,916.
Option Grants in 2005
The following table sets forth information concerning options to purchase common stock granted in 2005 to the five individuals named in the Summary Compensation Table. The material terms of such options appear in the following table and the footnotes thereto.

Individual Grants

	Options	Percent of Total	Exercise Price	Expiration	Grant Date
Name	Granted(1)	Options Granted in 2005	Per Share(2)	Date	Present Value(3)

J. Larry Nichols	141,100	5.2%	$66.39	12/11/2013	$3,951,520
John Richels	43,400	1.6%	$66.39	12/11/2013	$840,545
Brian J. Jennings	36,700	1.4%	$66.39	12/11/2013	$710,784
Stephen J. Hadden	32,600	1.2%	$66.39	12/11/2013	$631,377
Darryl G. Smette	29,400	1.1%	$66.39	12/11/2013	$569,402

(1)	These options were granted as of December 12, 2005. 20 percent of such grant was immediately vested and exercisable. An additional 20 percent of such grant becomes vested and exercisable on each of the next four anniversary dates of the original grant.

(2)	Exercise Price is the closing price of common stock as reported by the New York Stock Exchange on the date of grant.

(3)	The Grant Date Present Value is an estimation of the possible future value of the option based upon the Black-Scholes Option Pricing Model. The following average assumptions were used in the model: volatility (a measure of the historic variability of a stock price) – 33.6 percent; risk-free interest rate (the interest paid by zero-coupon U.S. government issues with a remaining term equal to the expected life of the options) – 4.4 percent per annum; annual dividend yield – 0.7 percent; and expected life of the options – 5.5 years from grant date. The option value estimated using this model does not necessarily represent the value to be realized by the named officers.

Aggregate Option Exercises in 2005 and Year-End Option Values
The following table sets forth information for the five individuals named in the Summary Compensation Table concerning the exercise of options to purchase common stock in 2005 and unexercised options to purchase common stock held at December 31, 2005.

			Number of Unexercised		Value of Unexercised In-the-
	Number of		Options at 12/31/05		Money Options at 12/31/05(1)
	Shares Acquired	Value
Name	Upon Exercise	Realized(2)	Exercisable	Unexercisable	Exercisable	Unexercisable

J. Larry Nichols	72,000	$3,325,140	1,072,220	293,880	$43,393,745	$5,651,380
John Richels	—	$—	332,280	116,120	$12,646,654	$2,576,936
Stephen J. Hadden	—	$—	39,320	61,280	$852,396	$889,464
Brian J. Jennings	—	$—	308,940	107,760	$11,864,674	$2,504,666
Darryl G. Smette	45,000	$2,035,193	471,280	91,120	$19,508,364	$2,224,430

(1)	The value is based on the aggregate amount of the excess of $62.54 (the closing price as reported by the NYSE for December 30, 2005) over the relevant exercise price for outstanding options that were in-the-money at year-end.

(2)	The value is based on the excess of the market price on the date of exercise over the relevant exercise price for the options exercised.
Retirement Plans
The following table shows the estimated annual retirement benefits payable under the Basic Plan and the Supplemental Retirement Plan to the participants therein, including the five individuals named in the Summary Compensation Table. The amounts presented assume normal retirement at age 65, and are computed on a single life annuity basis.

	Years of Service(2), (3)
Final Average
Compensation(1)	5	10	15	20 or more

$500,000	$76,000	$151,000	$227,000	$302,000
600,000	92,000	184,000	276,000	367,000
700,000	108,000	216,000	324,000	432,000
800,000	124,000	249,000	373,000	497,000
900,000	141,000	281,000	422,000	562,000
1,000,000	157,000	314,000	471,000	627,000
1,500,000	238,000	476,000	714,000	952,000
2,000,000	319,000	639,000	958,000	1,277,000
2,500,000	401,000	801,000	1,202,000	1,602,000
3,000,000	482,000	964,000	1,446,000	1,927,000
3,500,000	563,000	1,126,000	1,689,000	2,252,000
4,000,000	644,000	1,289,000	1,933,000	2,577,000

(1)	Final average compensation consists of the average of the highest three consecutive years’ salary, wages and bonuses out of the last 10 years.

(2)	The benefit amounts shown do not reflect the smaller Benefit Restoration Plan benefit that is payable to Supplement Retirement Plan participants who voluntarily terminate with less than 10 years of service.

(3)	The benefit amounts shown are based on credited service under the Supplemental Retirement Plan. Service under the Basic Plan does not affect the total estimated retirement benefit.

Basic Plan. The Basic Plan is a qualified defined benefit retirement plan which provides benefits based upon employment service with Devon. Each eligible employee who retires is entitled to receive annual retirement income, computed as a percentage of “final average compensation” (which consists of the average of the highest three consecutive years’ salaries, wages, and bonuses out of the last 10 years, excluding employee contributions into the Devon Energy Deferred Compensation Savings Plan), and credited years of service. Contributions by employees are neither required nor permitted under the Basic Plan. Benefits are computed based on straight-life annuity amounts and are reduced by Social Security benefits. Benefits under the Basic Plan are reduced for certain highly compensated employees, including all of the five individuals named in the Summary Compensation Table, in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.
Benefit Restoration Plan. The Benefit Restoration Plan is a non-qualified retirement benefit plan, the purpose of which is to restore retirement benefits for certain selected key management and highly compensated employees because their benefits under the Basic Plan are reduced in order to comply with certain requirements of the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code or because their final average earnings are reduced as a result of contributions into the Devon Energy Deferred Compensation Savings Plan. An employee must be selected by the Compensation Committee in order to be eligible for participation in the Benefit Restoration Plan. All other provisions of the Benefit Restoration Plan essentially mirror those of the Basic Plan. The Benefit Restoration Plan is informally funded through a rabbi trust arrangement.
Supplemental Retirement Plan. The Supplemental Retirement Plan is another non-qualified retirement plan for a small group of executives, the purpose of which is to provide additional retirement benefits for long-service executives. The plan vests after 10 years of service, and provides retirement income equal to 65 percent of the executive’s final average compensation less any benefits due to the participant under Social Security, multiplied by a fraction, the numerator of which is his credited years of service (not to exceed 20) and the denominator of which is 20 (or less, if so determined by the Compensation Committee). The Supplemental Retirement Plan benefit is reduced based on benefits payable under the Basic Plan.
In general, non-qualified plan benefits will be paid under the Supplemental Retirement Plan when the participant retires from the Company, unless the participant voluntarily terminates with less than 10 years of service, in which case non-qualified benefits will be paid under the Benefit Restoration Plan.
In the event that the executive’s employment with the Company is terminated under conditions that qualify him or her to a severance benefit under an employment agreement, then the executive will be 100 percent vested in his or her Supplemental Retirement Plan benefit and entitled to receive the actuarial equivalent of such benefit earned as of the date of termination of employment. If the executive is terminated within two years following a “change of control,” his or her benefit will be paid in a single lump sum payment. Otherwise, the benefit will be paid monthly for the life of the executive. “Change of control” is defined as the date on which one of the following occurs (i) an entity or group acquires 30 percent or more of the Company’s outstanding voting securities, (ii) the incumbent board ceases to constitute at least a majority of the Company’s board, or (iii) a merger, reorganization or consolidation is consummated, after shareholder approval, unless (a) substantially all of the shareholders prior to the transaction continue to own more than 50 percent of the voting power after the transaction, (b) no person owns 30 percent or more of the combined voting securities, and (c) the incumbent board constitutes at least a majority of the board after the transaction. The Supplemental Retirement Plan is informally funded through a rabbi trust arrangement.

The following table sets forth the credited years of service as of December 31, 2005 under Devon’s Retirement Plans for each of the five individuals named in the Summary Compensation Table.

			Credited Years of
	Credited Years of		Service — Supplemental
Name of Individual	Service — Basic Plan		Retirement Plan

J. Larry Nichols	36		36
John Richels	2	*	10
Stephen J. Hadden	2		2
Brian J. Jennings	6		6
Darryl G. Smette	19		19

*	Devon provides defined benefits and defined contribution plans to its employees in Canada. Prior to 2004, Mr. Richels accrued benefits from these plans. However, in his role as President and subsequent relocation to the United States, Mr. Richels now is covered under the U.S. plans, which are qualified under the Internal Revenue Code of 1986. However, Mr. Richels has a separate non-qualified supplemental retirement plan which is intended to provide benefits similar to those provided under the Benefit Restoration Plan and the Supplemental Retirement Plan.
Employment Agreements
A small number of senior executives, including the five individuals named in the Summary Compensation Table, are covered by employment agreements and are entitled to certain additional compensation under the following events:

•	employment with the Company is involuntarily terminated other than for “cause”; or

•	employee voluntarily terminates for “good reason,” as those terms are defined in each of the senior executive’s employment agreements.
In either case, the payment due to the executive would be equal to three times the annual compensation of the executive. In addition, the employment agreement provides for the executive to receive the same basic health and welfare benefits that the executive would otherwise be entitled to receive if the executive were an employee of the Company for three years after termination. If the executive is terminated within two years of a “change in control,” the executive is also entitled to an additional three years of service credit and age in determining eligibility for retiree medical and supplemental retirement benefits. “Change of control” is defined in the employment agreements the same as in the Retirement Plans described above.

Equity Compensation Plan Information
The following table sets forth information as of December 31, 2005 about Devon’s common stock that may be issued under Devon’s equity compensation plans.

Column c
Column b
	Column a		Number of Securities
Remaining Available
		Weighted-Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	to be Issued Upon	Outstanding	Compensation Plans
	Exercise of	Options,	(Excluding
	Outstanding Options,	Warrants and	Securities Reflected
Plan category	Warrants and Rights	Rights	in Column (a))

Equity compensation plans approved by security holders	16,732,203	$32.74	26,349,645	(1)
Equity compensation plans not approved by security holders	—	—	—

Total(2)	16,732,203	$32.74	26,349,645

(1)	Represents shares available for issuance pursuant to awards under the 2005 Long-Term Incentive Plan, which may be in the form of stock options, restricted stock, stock units, performance units or bonus shares.

(2)	As of December 31, 2005, options to purchase an aggregate of 2,824,300 shares of Devon’s common stock at a weighted average exercise price of $24.98 were outstanding under the following equity compensation plans, which options were assumed in connection with merger and acquisition transactions: Santa Fe Snyder Corporation 1999 Stock Compensation Retention Plan, Santa Fe Energy Resources, Inc. 1995 Incentive Stock Compensation Plan, Santa Fe Energy Resources 1990 Incentive Stock Compensation Plan, Pennzoil Company 1990 Stock Option Plan, Pennzoil Company 1992 Stock Option Plan, Pennzoil Company 1995 Stock Option Plan, Pennzoil Company 1997 Incentive Plan, Pennzoil Company 1997 Stock Option Plan, PennzEnergy Company 1998 Incentive Plan, and Pennzoil Company 1998 Stock Option Plan, Mitchell Energy & Development Corp. 1995 Stock Option Plan, Mitchell Energy & Development Corp. 1999 Stock Option Plan, Global Natural Resources Inc. 1992 Stock Option Plan, Ocean Energy, Inc. Long Term Incentive Plan for Non-Executive Employees, Ocean Energy, Inc. 2001 Long Term Incentive Plan, Ocean Energy, Inc. 1999 Long Term Incentive Plan, Ocean Energy, Inc. 1998 Long Term Incentive Plan, Ocean Energy, Inc. 1996 Long Term Incentive Plan, Ocean Energy, Inc. 1994 Long Term Incentive Plan, Seagull Energy Corporation 1993 Stock Option Plan, Seagull Energy Corporation 1993 Non-Employee Directors’ Stock Option Plan, Seagull Energy Corporation 1990 Stock Option Plan, United Meridian Corporation 1994 Employee Nonqualified Stock Option Plan and United Meridian Corporation 1994 Outside Director’s Nonqualified Stock Option Plan. No further grants or awards will be made under the assumed equity compensation plans. The options under these equity compensation plans are reflected in the table above.

RESERVES COMMITTEE REPORT
The Board of Directors established a Reserves Committee in 2004, comprised of three independent Directors, Messrs. Howard, Johnson and Mitchell.
The Reserves Committee operates under a charter approved by the Board and oversees on behalf of the Board, the evaluation and reporting process of the Company’s oil, gas and natural gas liquids reserves data. Management and the independent engineering consultants have the primary responsibility for the preparation of the reserves reports. In fulfilling its oversight responsibilities, the Committee reviewed with management the internal procedures relating to the disclosure in the Annual Report of reserves, having regard to industry practices and all applicable laws and regulations. In fulfilling its duties in the 2005 fiscal year, the Reserves Committee has completed each of the following:

•	reviewed with the independent engineering consultants the scope of the annual review of the Company’s reserves;

•	met with the independent engineering consultants, with and without management, to review and consider the evaluation of the reserves and any other matters of concern in respect of the evaluation of the reserves;

•	reviewed and approved any statement of reserves data or similar reserves information, and any report of the independent engineering consultants regarding such reserves to be filed with any securities regulatory authorities or to be disseminated to the public;

•	reviewed the internal procedures relating to the disclosure of reserves; and

•	ensured that the independent engineering consultants were independent prior to their appointment and throughout their engagement.
In reliance on the reviews and discussions referred to above, the Reserves Committee recommended to the Board of Directors, and the Board has approved, that the reserves reports be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the United States Securities and Exchange Commission.
The Reserves Committee has approved Ryder Scott Company, L.P., AJM Petroleum Consultants and LaRoche Petroleum Consultants, Ltd., as our independent engineering consultants for the fiscal year ending December 31, 2006.
Robert L. Howard, Chairman
William J. Johnson
J. Todd Mitchell

RELATED PARTY TRANSACTIONS
George Mitchell, the beneficial owner of approximately 5.42 percent of Devon’s common stock and the father of J. Todd Mitchell, one of our Directors, owns, indirectly, a majority interest in Rock Solid Images (“RSI”), which provides seismic data and analysis software. Devon utilizes several RSI software packages and also utilized RSI for specific reservoir analysis. Devon has, as part of a consortium, sponsored research and development by RSI in the areas of seismic attenuation and lithology and fluids prediction. J. Todd Mitchell serves as non-executive Chairman of RSI. Devon paid RSI $105,600 in 2004 and $161,800 in 2005 for the foregoing products and services.
AGENDA ITEM 2. RATIFICATION OF INDEPENDENT AUDITORS FOR 2006
The Audit Committee has appointed KPMG LLP, as the Company’s independent auditors for 2006. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders. In order to enhance its corporate governance practices, the Board of Directors is submitting the selection of KPMG LLP to the stockholders for ratification. If the appointment of KPMG LLP is not ratified by the stockholders, the Board of Directors will consider appointing another independent accounting firm for 2007.
The Board of Directors recommends a vote “FOR” the ratification of KPMG LLP as the Company’s independent auditors for 2006.

AGENDA ITEM 3. APPROVAL OF AN AMENDMENT TO THE
DEVON ENERGY CORPORATION 2005 LONG-TERM INCENTIVE PLAN
On June 6, 2005 the Company’s stockholders approved the Devon Energy Corporation 2005 Long-Term Incentive Plan (the “2005 Plan”). The 2005 Plan authorizes the Compensation Committee of Devon’s Board of Directors to grant non-qualified and incentive stock options, restricted stock awards, Canadian restricted stock units, performance units and performance bonuses to selected employees. The 2005 Plan also authorizes the grant of non-qualified stock options and restricted stock awards to Directors.
A total of 32,000,000 shares of Devon common stock were authorized for award under the 2005 Plan of which 26,349,645 shares remain available as of December 31, 2005 and the Company’s total outstanding options were 16,732,203. As a result of various stock option exercises and cancellations during the first quarter of 2006, the Company’s total outstanding options as of March 31, 2006 were 15,806,360 which have a weighted average exercise price of $33.06, with a five year weighted average term of 4.5 years.
The Compensation Committee and the Board of Directors have reviewed and approved an amendment to the 2005 Plan (the “Amendment”) to submit to the stockholders for approval. The Amendment will authorize the Compensation Committee to grant stock appreciation rights to an eligible employee or Director and to grant cash-out rights to eligible employees. The amendment is designed to provide the Compensation Committee additional flexibility to respond to compensation trends and market survey data by making available a wider variety of award types. The Company is not seeking to increase the number of shares of common stock available under the 2005 Plan.
The full text of the Amendment, as proposed, is presented in Appendix A to the Proxy Statement. The following is a summary of the provisions of the Amendment:
Cash-Out Rights
The Amendment provides that the Compensation Committee may grant Cash-Out Rights to eligible employees which allows the option holder to either exercise the option or to surrender the option and request a cash-out amount equal to the fair market value of the exercised shares in excess of the exercise price of such shares.
Stock Appreciation Rights
The Amendment also authorizes the Compensation Committee to award Stock Appreciation Rights (“SARs”) either in tandem with a stock option or independent of any option to eligible employees or Directors. Subject to the limits of the 2005 Plan, the Compensation Committee may grant SARs for such number of shares and having such terms as the Compensation Committee designates. A SAR provides the grantee with the right to exercise all or a portion of the SAR and receive a payment in cash or common stock equal to the excess of the fair market value of the exercised shares on the date of exercise over the aggregate exercise price of such shares. SARs shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall approve. As with similar awards in the 2005 Plan, shares available for grant will be reduced by 2.2 shares for each share subject to a SAR award.
SARs granted in tandem with the grant of an option may be exercised for all or part of the shares subject to the related option upon the surrender of the right to exercise the equivalent portion of the related option and may be exercised only with respect to the shares for which the related option is then exercisable. SARs granted independently from the grant of an option may be exercised upon the terms and conditions specified by the Compensation Committee.
At the Annual Meeting, the stockholders will vote on the approval of an Amendment to the 2005 Plan. Devon’s Board of Directors recommends Devon stockholders vote “FOR” the adoption of the Amendment to the Devon Energy Corporation 2005 Long-Term Incentive Plan.
Purpose and Key Features of the 2005 Plan
The purpose of the 2005 Plan is to create incentives designed to motivate selected employees to significantly contribute toward the growth and profitability of Devon. The shares under the 2005 Plan will enable Devon to attract and retain experienced employees who, by their positions, abilities and diligence, are able to make important contributions to Devon’s success.
The 2005 Plan will be administered by the Compensation Committee of the Company’s Board of Directors and is designed to provide flexibility to meet the needs of Devon over three to four years in a changing and competitive environment while attempting to minimize dilution to stockholders. Devon does not intend to use all incentive awards at all times for each participant but will selectively grant awards primarily to achieve long-term goals. Awards will be granted in such a way as to align the interests of participants with those of Devon’s stockholders. Generally, maximum individual awards, as designated by the 2005 Plan, will only be awarded if individual and company results are such that exceptional stockholder value is achieved. The 2005 Plan has an adjustment provision for all awards, other than stock options, that reduces the number of shares available for grant by 2.2 shares for each share awarded.
Eligibility for Participation
Employees of Devon and its subsidiaries and affiliated entities are eligible to participate in the 2005 Plan. Subject to the provisions of the 2005 Plan, the Compensation Committee has exclusive power in selecting participants from among the eligible employees. In addition, non-employee directors are eligible to receive grants of non-qualified stock options and restricted stock awards under the 2005 Plan.
Types of Awards
The 2005 Plan provides that any or all of the following types of awards may be granted:

•	non-qualified stock options and stock options intended to qualify as “incentive stock options” under Section 422 of the Internal Revenue Code;

•	restricted stock;

•	Canadian restricted stock units;

•	performance units; and

•	performance bonuses.
Stock Options. The Compensation Committee may grant awards under the 2005 Plan in the form of options to purchase shares of Devon common stock. The Compensation Committee will have the authority to determine the terms and conditions of each option, the number of shares subject to the option, and the manner and time of the option’s exercise
The exercise price of an option may not be less than the fair market value of Devon common stock on the date of grant. The fair market value of shares of common stock subject to options is determined by the closing price as reported on the NYSE. As of March 31, 2006, the closing price of Devon’s common stock as reported on the NYSE was $61.17. A participant may pay the exercise price of an option in cash, in shares of Devon’s common stock or a combination of both provided that, the exercise price (including required withholding taxes) is paid using shares of Devon common stock only to the extent such exercise would not result in a compensation expense to Devon for financial accounting purposes. The Compensation Committee may permit the exercise of stock options through a broker-dealer acting on a participant’s behalf if in accordance with procedures adopted by Devon to ensure that the arrangement will not constitute a personal loan to the participant. The Compensation Committee may also permit participants to surrender their options, once vested, in exchange for payment of an amount equal to the difference between the fair market value and the exercise price of the shares on the date surrendered. Unless sooner terminated, the stock options granted under the 2005 Plan expire eight years from the date of the grant.
Restricted Stock Awards. Shares of restricted stock awarded under the 2005 Plan will be subject to the terms, conditions, restrictions and/or limitations, if any, that the Compensation Committee deems appropriate, including restrictions on continued employment. The Compensation Committee may also restrict vesting to the attainment of specific performance targets it establishes that are based upon one or more of the following criteria:

•	Operational Criteria: reserve additions/replacements, finding and development costs, production volume, and production costs.

•	Financial Criteria: earnings (net income, EBITDA, earnings per share), cash flow, operating income, general and administrative expenses, debt to equity ratio, debt to cash flow, debt to EBITDA, EBITDA to interest, return on assets, return on equity, return on invested capital, profit returns/ margins, and midstream margins.

•	Stock Performance Criteria: stock price appreciation, total stockholder return, and relative stock price performance.

If vesting is based upon continued employment, the restricted stock award must vest over a minimum restriction period of at least three years from the date of grant. If vesting is based on performance, the restricted stock award must have a minimum restriction period of at least one year.
Canadian Restricted Stock Units. The Compensation Committee may authorize the establishment of a trust for purposes of administering the grant of Canadian restricted stock units to employees of Devon’s Canadian subsidiaries and affiliated entities who perform the majority of their employment duties in Canada. The restricted stock units will have substantially the same after-tax effect for Canadian employees as the restricted stock awards described above have on United States employees. Cash contributions will be made to the trust in amounts that approximate the value of units awarded to participants. The trust will be authorized to purchase shares of Devon’s common stock on the open market for use in settling the Canadian restricted stock units granted under the 2005 Plan. Upon vesting, the trustee of the trust would distribute the shares of Devon common stock which have been allocated to a participant’s account. Due to restrictions in the Canadian Income Tax Act, the term of a Canadian restricted stock unit must be limited to three years.
Performance Units. The 2005 Plan permits grants of performance units, which are rights to receive cash or common stock based upon the achievement of performance goals established by the Compensation Committee. Such awards are subject to the fulfillment of conditions that may be established by the Compensation Committee including, without limitation, the achievement of performance targets based upon the factors described above relating to restricted stock awards.
Performance Bonus. The 2005 Plan permits grants of performance bonuses, which may be paid in cash, Devon common stock or a combination thereof, as determined by the Compensation Committee. The maximum value of performance awards granted under the 2005 Plan shall be established by the Compensation Committee at the time of the grant. An employee’s receipt of such amount will be contingent upon achievement of performance targets during the performance period established by the Compensation Committee. The performance targets will be determined by the Compensation Committee based upon the factors described above relating to restricted stock awards. Following the end of the performance period, the Compensation Committee will determine the achievement of the performance targets for such performance period. Payment will be made within 60 days of such determination. Any payment made in shares of Devon common stock will be based upon the fair market value of the common stock on the payment date. The maximum amount of performance bonus awarded to a participant in any calendar year is $2,500,000.
Award Limitations. Subject to certain adjustment provisions, the Compensation Committee cannot grant options with respect to more than 800,000 shares of Devon common stock to any participant in any calendar year. In addition, and subject to certain adjustment provisions, no more than 400,000 shares of Devon common stock can be awarded to a participant under the 2005 Plan as restricted stock awards or performance units in any calendar year.
Termination of Employment
The Compensation Committee will determine the treatment of a participant’s award in the event of death, disability, retirement or termination of employment for an approved reason. If a participant’s employment is terminated for any other reason, all unvested awards will terminate (unless the participant’s award agreement provides otherwise) and the Compensation Committee will provide in the award agreement the terms of exercise/payment of vested awards.
Amending the 2005 Plan
Devon’s Board of Directors may amend the 2005 Plan at any time. Devon’s Board of Directors may not, however, without Devon stockholder approval, (i) adopt any amendment that would increase the maximum number of shares that may be granted under the 2005 Plan (except for certain anti-

dilution adjustments), (ii) materially modify the 2005 Plan’s eligibility requirements or (iii) materially increase the benefits provided to participants under the 2005 Plan. Amendments to award agreements that would have the effect of repricing participants’ options are prohibited.
Change of Control Event
The Compensation Committee is authorized to provide in the award agreements for the acceleration of any unvested portion of any outstanding awards under the 2005 Plan upon a change of control event.
Automatic Adjustment Features
The 2005 Plan provides for the automatic adjustment of the number and kind of shares available under it, and the number and kind of shares subject to outstanding awards in the event Devon common stock is changed into or exchanged for a different number or kind of shares of stock or other securities of Devon or another corporation, or if the number of shares of Devon common stock is increased through a stock dividend. The 2005 Plan also provides that the Compensation Committee may adjust the number of shares available under the 2005 Plan and the number of shares subject to any outstanding awards if, in the Compensation Committee’s opinion, any other change in the number or kind of shares of outstanding Devon common stock equitably requires such an adjustment.
U.S. Federal Tax Treatment
Incentive Stock Option Grant/Exercise. A participant who is granted an incentive stock option does not realize any taxable income at the time of grant or at the time of exercise (except for alternative minimum tax). Similarly, Devon is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant of such option and one year from the date of the exercise of such shares by the participant, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, Devon will not be entitled to any deduction for federal income tax purposes.
Non-Qualified Stock Option Grant/Exercise. A participant who is granted a non-qualified stock option does not have taxable income at the time of grant. Taxable income occurs at the time of exercise in an amount equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.
Restricted Stock Award. A participant who has been granted an award in the form of restricted stock will not realize taxable income at the time of grant, and Devon will not be entitled to a deduction at the time of grant, assuming that the restrictions constitute a substantial risk of forfeiture for U.S. income tax purposes. When such restrictions lapse, the participant will receive taxable income (and have tax basis in the shares) in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares, and Devon will be entitled to a corresponding deduction. The participant may elect to include the value of his restricted stock award as income at the time it is granted under Section 83(b) of the Code, and Devon will take a corresponding income tax deduction at such time.
Section 162(m) of the Code. Section 162(m) of the Code precludes a public corporation from taking a deduction for annual compensation in excess of $1 million paid to its chief executive officer or any of its four other highest-paid officers. However, compensation that qualifies under Section 162(m) of the Code as “performance-based” is specifically exempt from the deduction limit. Based on Section 162(m) of the Code and the regulations thereunder, Devon’s ability to deduct compensation income generated in connection with the exercise of stock options granted under the 2005 Plan should not be limited by Section 162(m) of the Code. Further, Devon believes that compensation income generated in connection with performance awards granted under the 2005 Plan should not be limited by Section 162(m) of the Code. The 2005 Plan has been designed to provide flexibility with respect to whether restricted stock awards or performance bonuses will qualify as performance-based compensation under Section 162(m) of the Code and, therefore, be exempt from the deduction limit. If the vesting restrictions relating to such awards are based solely upon the satisfaction of one of the performance goals set forth in the 2005 Plan, then Devon believes that the compensation expense relating to such an award will be deductible by Devon if the awards become vested. However, compensation expense deductions relating to such awards will be subject to the Section 162(m) deduction limitation if such awards become vested based upon any other criteria set forth in such award (such as the occurrence of a change in control or vesting based upon continued employment with Devon).
Canadian Tax Treatment
Stock Options. A participant who is granted a stock option does not have taxable income on the date of grant. Instead, tax liability is deferred until the time that the stock option is exercised. At the time of exercise, the participants are subject to tax on the difference between the value of the underlying shares acquired on the exercise of the stock option and the exercise price paid to acquire the shares. Generally, the participant will only be taxed on 50 percent of the difference in value. However, in certain circumstances, participants may also defer the recognition of this income until disposition of the shares.
Canadian Restricted Stock Units. A participant who is granted a Canadian restricted stock unit will not have taxable income at the time of grant. Taxable income will instead occur as the participant becomes vested and shares of Devon’s common stock are distributed to the participant. Devon will be entitled to a deduction for the payments made to the trust. However, the deduction will be deferred to the year in which the shares are vested and distributed to the participants.

PERFORMANCE GRAPH
The following performance graph compares Devon’s cumulative total stockholder return on its common stock for the five-year period from December 31, 2000 to December 31, 2005, with the cumulative total return of the Standard & Poor’s 500 stock index and the stock index by Standard Industrial Classification Code, or “SIC” Code, for Crude Petroleum and Natural Gas. The SIC Code for Crude Petroleum and Natural Gas is 1311. The identities of the companies included in the index will be provided upon request.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG DEVON ENERGY CORPORATION
S&P 500 INDEX AND SIC CODE INDEX
ASSUMES $100 INVESTED ON DEC. 31, 2000
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2005

	Devon Energy	SIC Code	S&P 500
	Corporation	Index	Index

2000	$100.00	$100.00	$100.00
2001	63.67	91.76	88.12
2002	75.93	97.82	68.64
2003	95.10	157.10	88.33
2004	130.08	199.58	97.94
2005	210.17	286.73	102.75
Assumes $100 invested on December 31, 2000. Assumes dividend reinvested fiscal year ending December 31, 2005

SUBMISSION OF STOCKHOLDER PROPOSALS AND NOMINEES
Any stockholder desiring to present a proposal for inclusion in our Proxy Statement for our 2007 Annual Meeting of Stockholders must present the proposal to our Corporate Secretary not later than December 29, 2006. Only those proposals that comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 will be included in our Proxy Statement for the 2007 Annual Meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2007 Annual Meeting of Stockholders, but not included in our Proxy Statement, must be received by our Corporate Secretary between February 7, 2007 and March 9, 2007 in order to be considered timely, subject to any provisions of our Bylaws. The Chairman of the meeting may determine that any proposal for which we did not receive timely notice shall not be considered at the meeting.
OTHER MATTERS
Our Board of Directors knows of no other matter to come before the meeting other than those set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxies, as they deem advisable in accordance with their best judgment.
Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

Appendix A
AMENDMENT TO THE
DEVON ENERGY CORPORATION
2005 LONG-TERM INCENTIVE PLAN
      Pursuant to the authority granted to the Board of Directors of Devon Energy Corporation in Section 11.1 of the Devon Energy Corporation 2005 Long-Term Incentive Plan (the “Plan”), the Plan is hereby amended as follows:
I.
      The Plan is hereby amended by adding a new Section 5.3 to Article 5 which provides as follows:

“SECTION 5.3 Cash-Out Rights. With respect to any Options granted to Eligible Employees pursuant to Section 5.1, the Committee may grant the Eligible Employee the right to surrender the Option once vested. In the event that such a surrender right is granted to the Eligible Employee, the Award Agreement shall provide that, upon the vesting of an Option, the holder thereof shall be entitled to, at his or her option:

(a)	Exercise such Option, in whole or in part, in accordance with the procedures specified in Section 5.2; or

(b)	Surrender such Option, in whole or in part, by notice to the Secretary of such surrender stating the election to surrender in the form and manner determined by the Committee and a request for payment of the Cash-Out Amount where:

“Cash-Out Amount” means an amount of cash equal to the amount by which the aggregate Fair Market Value of the Common Stock subject to the Option exceeds the aggregate Exercise Price under the Option.

Payment of the Cash-Out Amount shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.”
II.
      The Plan is hereby amended by adding a new Article 12 which provides as follows:
“ARTICLE 12
STOCK APPRECIATION RIGHTS

SECTION 12.1 Grant of SARs. The Committee may from time to time, in its sole discretion, subject to the provisions of the Plan and subject to other terms and conditions as the Committee may determine, grant a Stock Appreciation Right (“SAR”) to any Eligible Employee or Eligible Director. Any SAR granted under this Article 12 shall be deemed to be an “Award” under this Plan as such term is defined in Section 2.3. SARs may be granted as an independent Award separate from an Option or granted in tandem with an Option (subject to the limitations of Section 12.3). Each grant of a SAR shall be evidenced by an Award Agreement executed by the Company and the Participant and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of the Plan. The exercise price of the SAR shall not be less than the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR. Subject to Article X, the aggregate number of shares of Common Stock made subject to the grant of SARs to any Eligible Employee in any calendar year may not exceed 800,000.

A-1

SECTION 12.2 Exercise and Payment. SARs granted under the Plan shall be exercisable in whole or in installments and at such times as shall be provided by the Committee in the Award Agreement. Exercise of a SAR shall be by notice to the Secretary of such exercise stating the election to exercise in the form and manner determined by the Committee. The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a share of Common Stock on the exercise date over the exercise price of the SAR. Payment of amounts attributable to a SAR shall be made in shares of Common Stock or cash as established by the Committee in the Award Agreement.

SECTION 12.3 Tandem Awards. SARs may be granted in tandem with an Option, in which event, the Participant has the right to elect to exercise either the SAR or the Option. Upon the Participant’s election to exercise one of these Awards, the other Tandem Award is automatically terminated. In the event a SAR is granted in tandem with an Incentive Stock Option, the Committee shall subject the SAR to restrictions necessary to ensure satisfaction of the requirements under Section 422 of the Code.”
      Except as otherwise provided in this Amendment, the Devon Energy Corporation 2005 Long-Term Incentive Plan is ratified and confirmed in all respects.

A-2

Devon Energy Corporation
20 North Broadway
Oklahoma City, Oklahoma 73102

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

DEVON ENERGY CORPORATION
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY
The undersigned stockholder of Devon Energy Corporation, a Delaware corporation, hereby nominates and appoints J. Larry Nichols, John Richels and Marian J. Moon with full power of substitution, as true and lawful agents and proxies to represent the undersigned and vote all shares of common stock of Devon Energy Corporation owned by the undersigned in all matters coming before the Annual Meeting of Stockholders (or any adjournment thereof) of Devon Energy Corporation to be held on the Third Floor of the Chase Building, 100 North Broadway, Oklahoma City, Oklahoma, on Wednesday, June 7, 2006, at 8:00 a.m. local time. The Board of Directors recommends a vote “FOR” Agenda Items 1, 2 and 3.
WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BELOW BY THE STOCKHOLDER. TO THE EXTENT CONTRARY SPECIFICATIONS ARE NOT GIVEN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.
Do not return your Proxy Card if you are voting by Telephone or Internet

Address Changes/Comments:

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

DEVON ENERGY CORPORATION OFFERS STOCKHOLDERS OF RECORD
THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL

This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-877-260-0388, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 8:00 p.m. Central Daylight Time on June 6, 2006.

Visit the Internet voting Web site at http://proxy.georgeson.com. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 8:00 p.m. Central Daylight Time on June 6, 2006.

Simply sign and date your proxy card and return it in the postage-paid envelope to Georgeson Shareholder Communications, Wall Street Station, P.O. Box 1100, New York, NY 10269-0646. If you are voting by telephone or the Internet, please do not mail your proxy card.

TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

The Board of Directors recommends a vote “FOR” the nominees listed in Agenda Item 1. “FOR” Agenda Items 2 and 3.

1.	Election of Directors Nominees: (01) Robert L. Howard, (02) Michael M. Kanovsky, (03) J. Todd Mitchell (04) J. Larry Nichols	FOR (all nominees)		WITHHOLD (AS TO ALL NOMINEES)	3.	Adoption of the Amendment to the Devon Energy Corporation 2005 Long-Term Incentive Plan	FOR	AGAINST	ABSTAIN

	To withhold authority to vote for any individual nominee(s), write the name(s) of such nominee(s) in the space provided below.				4.	OTHER MATTERS: In its discretion, to vote with respect to any other matters that may come up before the meeting or any adjournment thereof, including matters incident to its conduct.

2.	Ratify the Appointment of the Company’s Independent Auditors for 2006	FOR	AGAINST	ABSTAIN

					Mark here for address change and note on reverse

					Mark here if you plan to attend the meeting

					I RESERVE THE RIGHT TO REVOKE THE PROXY AT ANY TIME BEFORE THE EXERCISE THEREOF.

					Date , 2006

					SIGNATURE

					SIGNATURE

					Please sign exactly as your name appears at left, indicating your official position or representative capacity, if applicable. If shares are held jointly, each owner should sign.